Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FIRST QUARTER 2022 FINANCIAL RESULTS

Englewood, Colorado, May 6, 2022- Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported first quarter 2022 results. Headlines include(1):

●	Attributed to Liberty SiriusXM Group
o	SiriusXM reported first quarter 2022 financial results
◾	Revenue in first quarter 2022 of $2.19 billion; increase of 6% year-over-year
◾	First quarter 2022 net income climbed to $309 million; diluted EPS of $0.08
◾	Adjusted EBITDA(2) of $690 million, increase of 1% year-over-year
◾	Year-to-date capital returns to SiriusXM stockholders of $1.3 billion
◾	SiriusXM reiterated full-year subscriber and financial guidance on April 28th
o	Liberty Media’s ownership of SiriusXM was 81.4% as of April 26th
o	From February 1st through April 30th, Liberty repurchased 3.9 million LSXMA/K shares at an average price per share of $47.06 for total cash consideration of $182 million
●	Attributed to Formula One Group
o	Announced Las Vegas Grand Prix beginning 2023
◾	F1 and Liberty Media will act as promoter for race
o	Announced multiple new sponsorship agreements, including Salesforce, MSC Cruises and Lenovo
o	Secured race promotion contract with Imola until 2025
o	Extended broadcast partnerships with Foxtel Group in Australia and Canal+ in France
o	From February 1st through April 30th, Liberty repurchased 348 thousand FWONA shares at an average price per share of $56.14 for total cash consideration of $20 million
●	Attributed to Braves Group

o	Completed sale of minor league teams in January 2022, with teams remaining affiliates of the Braves for future player development
o	Announced planned construction of new office building for relocated national headquarters of Truist Securities under 15-year lease
●	Authorized committee of Liberty Media’s Board of Directors increased remaining repurchase authorization by $1 billion on May 4th

“SiriusXM produced robust financial results while navigating well through challenging macroeconomic conditions and supply chain issues.  Live Nation continues to experience record-breaking demand which it is matching with compelling live experiences.  The powerful allure of Formula 1 continues, and we were excited to announce that the Las Vegas Grand Prix will join the calendar in November 2023,” said Greg Maffei, Liberty Media President and CEO.  “We were pleased that a new CBA was reached, and the World Series Champion Atlanta Braves returned to the field in April and expect to play a full 162-game season.”

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2022 to the same period in 2021.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the first quarter of 2022. In the first quarter, approximately $9 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

	1Q21	1Q22	% Change

	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$2,058	$2,186	6%
Total Liberty SiriusXM Group	$2,058	$2,186	6%
Operating Income (Loss)
SiriusXM	237	493	108%
Corporate and other	(8)	(9)	(13)%
Total Liberty SiriusXM Group	$229	$484	111%
Adjusted OIBDA(2)
SiriusXM	682	690	1%
Corporate and other	(5)	(5)	—%
Total Liberty SiriusXM Group	$677	$685	1%

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission. SiriusXM reported its stand-alone first quarter results on April 28, 2022.  For additional detail on SiriusXM’s financial results for the first quarter, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interests in SiriusXM, which includes its subsidiary Pandora, and Live Nation.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the first quarter of 2022. In the first quarter, the Formula One Group incurred approximately $14 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“We’ve had a phenomenal start to the 2022 Formula 1 season, building on our momentum from a successful 2021. The new cars and regulations are delivering as we had hoped, enabling closer racing, more overtaking, battles through the field and thrilling results. Our events are attracting growing audiences both in person and across all our platforms,” said Stefano Domenicali, Formula 1 President and CEO. “We were pleased to announce multiple new sponsors around the start of the season, especially in the technology space. We are thrilled to debut the Formula 1 Miami Grand Prix this weekend!”

	1Q21	1Q22

	amounts in millions
Formula One Group
Revenue
Formula 1	$180	$360
Total Formula One Group	$180	$360
Operating Income (Loss)
Formula 1	$(33)	$34
Corporate and other	(14)	(15)
Total Formula One Group	$(47)	$19
Adjusted OIBDA
Formula 1	$66	$122
Corporate and other	(7)	(10)
Total Formula One Group	$59	$112

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	1Q21	1Q22	% Change

	amounts in millions
Primary Formula 1 revenue	$159	$287	81%
Other Formula 1 revenue	21	73	248%
Total Formula 1 revenue	$180	$360	100%
Operating expenses (excluding stock-based compensation included below):
Team payments	(44)	(100)	(127)%
Other cost of Formula 1 revenue	(40)	(95)	(138)%
Cost of Formula 1 revenue	$(84)	$(195)	(132)%
Selling, general and administrative expenses	(30)	(43)	(43)%
Adjusted OIBDA	$66	$122	85%
Stock-based compensation	(3)	—	NM
Depreciation and Amortization	(96)	(88)	8%
Operating income (loss)	$(33)	$34	NM

Number of races in period	1	2

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion revenue, (ii) media rights fees and (iii) sponsorship fees.

There were two races held in the first quarter of 2022, compared to one race held in the first quarter of 2021. Throughout 2021 and particularly in the first half of the season, attendance at races was limited due to the pandemic, and the Paddock Club did not operate in the first half. F1 does not expect its results in 2022 to be impacted by such capacity limitations, though fan attendance continues to be assessed by relevant government authorities on a race-by-race basis. There are currently 22 events scheduled in 2022 following the cancellation of the Russian Grand Prix and F1 is actively evaluating alternatives.

Primary F1 revenue increased in the first quarter with growth across race promotion, media rights and sponsorship. All three primary F1 revenue streams grew due to the higher recognition of race specific and season-based income with two races held in the first quarter of 2022 compared to one race in the prior year period. Media rights also increased due to growth in F1 TV subscription revenue and fees under new and renewed contractual agreements. Race promotion revenue in the first quarter of 2021 included proceeds from a one-time settlement related to the cancellation of a race originally scheduled to commence in 2020. Sponsorship revenue also increased in the first quarter due to the recognition of revenue from new sponsors.

Other F1 revenue increased in the first quarter primarily due to the impact of one additional race held in the current year and a greater scope of activities able to be undertaken compared to the pandemic-affected first quarter of 2021. The increase was also driven by higher hospitality revenue generated from the Paddock Club, which operated at both races in the first quarter of 2022 but was unable to operate in the prior year period.

Operating income and adjusted OIBDA increased in the first quarter. Cost of F1 revenue increased compared to the prior year due to the impact of the pro rata recognition of team payments across the race season with one additional race held. Other cost of F1 revenue is largely variable in nature and mostly relates to revenue opportunities. These costs increased in the first quarter driven by the costs associated with two races having taken place compared to one in the prior year period combined with higher freight costs. Selling, general and administrative expense increased in the first quarter due to higher personnel and IT costs and increased legal and other advisory fees.

The Liberty SiriusXM Group holds an approximate 2.2% intergroup interest (5.3 million notional shares) in the Formula One Group as of April 30, 2022. These shares are not included in the outstanding share count of Formula One Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying this intergroup interest, the Formula One Group outstanding share count as of April 30, 2022 would have been 237 million.

The businesses and assets attributed to the Formula One Group consist of Liberty Media’s subsidiary F1, its interest in Liberty Media Acquisition Corporation, other minority investments and an inter-group interest in the Braves Group.

BRAVES GROUP - The following table provides the financial results attributed to the Braves Group for the first quarter of 2022. In the first quarter, approximately $3 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group.

	1Q21	1Q22

	amounts in millions
Braves Group
Revenue
Corporate and other	$16	$23
Operating Income (Loss)
Corporate and other	$(40)	$(40)
Adjusted OIBDA
Corporate and other	$(22)	$(19)

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

	1Q21	1Q22	% Change

	amounts in millions
Baseball revenue	$7	$11	57%
Development revenue	9	12	33%
Total revenue	16	23	44%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(20)	(23)	(15)%
Selling, general and administrative expenses	(16)	(17)	(6)%
Adjusted OIBDA	$(20)	$(17)	(15)%
Stock-based compensation	(2)	(2)	—%
Depreciation and Amortization	(15)	(18)	(20)%
Operating income (loss)	$(37)	$(37)	—%

Number of home games in period	—	—

Baseball revenue is comprised of (i) ballpark operations (ticket sales, concessions, corporate sales, retail, suites, premium seat fees and postseason), (ii) local broadcast rights and (iii) shared Major League Baseball revenue streams, including national broadcast rights and licensing. Development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income.

In December 2021, the Collective Bargaining Agreement (“CBA”), which requires MLB clubs to sign players using a uniform contract, expired and MLB commenced a lockout of the Major League players. As a result of the lockout, the start of the 2022 regular season was delayed and the number of spring training games played was reduced. A new five-year Collective Bargaining Agreement was signed in March 2022 and the regular season began in April. Despite the delayed start of the 2022 season, a full 162-game schedule is expected to be played.

There were no home games played in the first quarter of 2022 or the prior year period. The first Braves game of the 2022 regular season was played on April 7th at full capacity. The 2021 regular season began with fans in attendance at 33% capacity for the first home game beginning April 9th, which increased to 50% capacity beginning April 23rd and further expanded to full capacity beginning May 7th.

Baseball revenue increased in the first quarter due to increased capacity at spring training games, additional special events held at the ballpark, World Series related retail revenue and an increase in licensing revenue. Development revenue increased during the first quarter due to a reduction in deferred payment arrangements and increases in rental income from various new lease commencements.

Operating loss was flat and adjusted OIBDA loss improved in the first quarter. Revenue growth more than offset increased operating costs due to more normalized levels of facility and spring training game day expenses. Selling, general and administrative expense increased primarily due to increased personnel costs, including commissions for ticket sales due to higher demand.

The Formula One Group holds an approximate 11.0% intergroup interest (6.8 million notional shares) and the Liberty SiriusXM Group holds an approximate 3.7% intergroup interest (2.3 million notional shares) in the Braves Group as of April 30, 2022. These shares are not included in the outstanding share count of the Braves Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying these intergroup interests, the Braves Group outstanding share count as of April 30, 2022 would have been 62 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

From February 1, 2022 through April 30, 2022, Liberty SiriusXM Group repurchased approximately 1.7 million Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $46.89 for total cash consideration of $81 million and repurchased approximately 2.1 million Series A Liberty SiriusXM shares (Nasdaq: LSXMA) at an average cost per share of $47.20 for total cash consideration of $101 million.

From February 1, 2022 through April 30, 2022, Formula One Group repurchased approximately 348 thousand Series A Liberty Formula One shares (Nasdaq: FWONA) at an average cost per share of $56.14 for total cash consideration of $20 million.

On May 4, 2022, a duly authorized committee of Liberty Media’s Board of Directors increased the remaining repurchase authorization by $1 billion. The total remaining repurchase authorization for Liberty Media as of May 4, 2022 is $1.2 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)	Liberty Media will discuss these headlines and other matters on Liberty Media's earnings conference call that will begin at 10:00 a.m. (E.D.T.) on May 6, 2022. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For definitions of Adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended March 31, 2022.

Fair Value of Corporate Public Holdings

(amounts in millions)	12/31/2021	3/31/2022
Liberty SiriusXM Group
Live Nation Investment(a)	$8,336	$8,193
Other Monetizable Public Holdings(b)	50	—
Total Liberty SiriusXM Group	$8,386	$8,193
Formula One Group
Other Monetizable Public Holdings(b)	167	162
Total Formula One Group	$167	$162
Braves Group	N/A	N/A
Total Liberty Media	$8,553	$8,355

a)	Represents the fair value of the equity investment in Live Nation. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at $89 million and $72 million as of December 31, 2021 and March 31, 2022, respectively.
b)	Represents the carrying value of other public holdings that are accounted for at fair value. Excludes intergroup interests.

Fair Value of Intergroup Assets and Liabilities

The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the unrealized gain (loss) on the intergroup interest line item in the unaudited attributed condensed consolidated statements of operations. The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of Liberty Media’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

	Attributed
	as of March 31, 2022
	Liberty				Formula
	SiriusXM		Braves		One
	Group		Group		Group

(amounts in millions)	Notional Shares	Value	Notional Shares	Value	Notional Shares	Value
Braves Group intergroup interests	2.3	$67	(9.1)	$(256)	6.8	$189
Formula One Group intergroup interest	5.3	$332			(5.3)	$(332)

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	12/31/2021	3/31/2022
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(a)	$598	$710
Formula One Group(b)	2,074	2,265
Braves Group(c)	142	311
Total Consolidated Cash and Cash Equivalents (GAAP)	$2,814	$3,286

Debt:
SiriusXM senior notes(d)	$8,750	$8,750
Pandora convertible senior notes	193	193
1.375% cash convertible notes due 2023(e)	1,000	1,000
2.125% SiriusXM exchangeable senior debentures due 2048(e)	400	388
2.25% Live Nation exchangeable senior debentures due 2048(e)	385	—
2.75% SiriusXM exchangeable senior debentures due 2049(e)	604	586
0.5% Live Nation exchangeable senior debentures due 2050(e)	920	920
SiriusXM margin loan	875	875
Live Nation margin loan	—	250
Other subsidiary debt(f)	—	981
Total Attributed Liberty SiriusXM Group Debt	$13,127	$13,943
Unamortized discount, fair market value adjustment and deferred loan costs	1,135	738
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$14,262	$14,681

1% cash convertible notes due 2023(e)	386	386
Formula 1 term loan and revolving credit facility	2,902	2,902
Other corporate level debt	69	68
Total Attributed Formula One Group Debt	$3,357	$3,356
Fair market value adjustment	274	339
Total Attributed Formula One Group Debt (GAAP)	$3,631	$3,695
Formula 1 leverage(g)	4.4x	3.7x

Atlanta Braves debt	700	678
Total Attributed Braves Group Debt	$700	$678
Deferred loan costs	(3)	(3)
Total Attributed Braves Group Debt (GAAP)	$697	$675

Total Liberty Media Corporation Debt (GAAP)	$18,590	$19,051

a)	Includes $191 million and $76 million of cash held at SiriusXM as of December 31, 2021 and March 31, 2022, respectively.
b)	Includes $709 million and $835 million of cash held at Formula 1 as of December 31, 2021 and March 31, 2022, respectively.
c)	Excludes restricted cash held in reserves pursuant to the terms of various financial obligations of $102 million and $26 million as of December 31, 2021 and March 31, 2022, respectively.
d)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
e)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
f)	Includes SiriusXM revolving credit facility.
g)	Net debt to covenant OIBDA ratio of F1 operating business as defined in F1’s credit facilities for covenant calculations.

Liberty Media, SiriusXM, Formula 1 and Braves Holdings are in compliance with their debt covenants as of March 31, 2022.

Total cash and cash equivalents attributed to Liberty SiriusXM Group increased $112 million in the first quarter as cash from operations, net borrowings at SiriusXM and the disposition of marketable securities more than offset return of capital at both SiriusXM and Liberty SiriusXM Group and net debt repayment at Liberty SiriusXM. Included in the cash and cash equivalents balance attributed to Liberty SiriusXM Group at March 31, 2022 is $76 million held at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance.

On February 1, 2022, SiriusXM announced they would pay a special cash dividend of $0.25 per share for an aggregate dividend of approximately $1 billion. The payment date of the special cash dividend was February 25, 2022, and Liberty SiriusXM received approximately $770 million of proceeds, net of extraordinary cash distributions of approximately $12 million paid to holders of its 2.125% SiriusXM exchangeable senior debentures due 2048 and approximately $18 million paid to holders of its 2.75% SiriusXM exchangeable senior debentures due 2049. Liberty SiriusXM Group received a total of $872 million in gross dividends from SiriusXM during the first quarter, including $70 million of proceeds from the regular quarterly dividend as well as the special cash dividend received in February.

Total debt attributed to Liberty SiriusXM Group increased $816 million during the quarter due to SiriusXM borrowing under its revolving credit facility, partially offset by net debt repayment at Liberty SiriusXM.

In October 2021, Liberty Media issued a notice of redemption in full for the 2.25% Live Nation exchangeable senior debentures due 2048 on or before December 1, 2021. All holders exercised their right to exchange the debentures in the fourth quarter. On January 21, 2022, the exchanges of debentures were settled in cash for $664 million funded with cash on hand and incremental borrowing under Liberty’s margin loan facilities.

Total cash and cash equivalents attributed to the Formula One Group increased $191 million during the quarter due to cash from operations at F1 and short-term marketable securities which matured during the quarter and are now reflected in cash equivalents. Total debt at Formula One Group was flat in the first quarter.

Total cash and cash equivalents attributed to the Braves Group increased $169 million during the quarter as net debt repayment was more than offset by proceeds from the minor league sale and cash from operations, including the release of restricted cash held in reserves pursuant to the terms of various financial obligations. Total debt attributed to the Braves Group decreased $22 million in the quarter driven by repayment under the Braves team revolver. The second phase of the Battery Atlanta mixed-use development is expected to be completed in the second quarter of 2022. An additional office building will be constructed at Five Ballpark Center that will house the national headquarters for Truist Securities under a 15-year lease. Construction is expected to begin in the second half of 2022 and the Braves’ estimated cash contribution will be modest.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.D.T.) on May 6, 2022.  The call can be accessed by dialing (800) 458-4121 or (720) 543-0206, passcode 3276965 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to https://www.libertymedia.com/investors/news-events/ir-calendar.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance and prospects, subscriber and financial guidance, Formula 1’s race calendar and new races,  capacity limitations, plans regarding stock repurchases, the Battery Atlanta mixed-use development and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, continued access to capital on terms acceptable to Liberty Media, changes in law, including consumer protection laws, and their enforcement, the impact of COVID-19, including on general market conditions, the ability of Formula 1, the Braves and Live Nation to hold live events and fan attendance at such events and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

March 31, 2022 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$710	311	2,265	—	3,286
Trade and other receivables, net	650	43	148	—	841
Other current assets	789	45	209	—	1,043
Total current assets	2,149	399	2,622	—	5,170
Intergroup interests	399	—	189	(588)	—
Investments in affiliates, accounted for using the equity method	806	114	27	—	947

Property and equipment, at cost	2,840	998	217	—	4,055
Accumulated depreciation	(1,722)	(240)	(92)	—	(2,054)
	1,118	758	125	—	2,001

Intangible assets not subject to amortization
Goodwill	15,140	176	3,956	—	19,272
FCC licenses	8,600	—	—	—	8,600
Other	1,242	124	—	—	1,366
	24,982	300	3,956	—	29,238
Intangible assets subject to amortization, net	1,236	24	3,420	—	4,680
Other assets	946	68	1,514	(45)	2,483
Total assets	$31,636	1,663	11,853	(633)	44,519

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$28	(23)	(5)	—	—
Accounts payable and accrued liabilities	1,229	58	225	—	1,512
Current portion of debt	1,669	156	759	—	2,584
Deferred revenue	1,451	166	526	—	2,143
Other current liabilities	82	4	37	—	123
Total current liabilities	4,459	361	1,542	—	6,362
Long-term debt	13,012	519	2,936	—	16,467
Deferred income tax liabilities	2,221	54	—	(45)	2,230
Redeemable intergroup interests	—	256	332	(588)	—
Other liabilities	587	183	162	—	932
Total liabilities	20,279	1,373	4,972	(633)	25,991
Redeemable noncontrolling interests in equity of subsidiary	—	—	575	—	575
Equity / Attributed net assets	8,092	290	6,281	—	14,663
Noncontrolling interests in equity of subsidiaries	3,265	—	25	—	3,290
Total liabilities and equity	$31,636	1,663	11,853	(633)	44,519

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended March 31, 2022 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,186	—	—	2,186
Formula 1 revenue	—	—	360	360
Other revenue	—	23	—	23
Total revenue	2,186	23	360	2,569
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	670	—	—	670
Programming and content(1)	140	—	—	140
Customer service and billing(1)	125	—	—	125
Other(1)	54	—	—	54
Cost of Formula 1 revenue	—	—	195	195
Subscriber acquisition costs	90	—	—	90
Other operating expenses(1)	67	23	—	90
Selling, general and administrative(1)	404	22	56	482
Depreciation and amortization	152	18	90	260
	1,702	63	341	2,106
Operating income (loss)	484	(40)	19	463
Other income (expense):
Interest expense	(122)	(6)	(29)	(157)
Share of earnings (losses) of affiliates, net	(18)	4	—	(14)
Realized and unrealized gains (losses) on financial instruments, net	61	5	(7)	59
Unrealized gains (losses) on intergroup interests	20	1	(21)	—
Other, net	20	20	5	45
	(39)	24	(52)	(67)
Earnings (loss) from continuing operations before income taxes	445	(16)	(33)	396
Income tax (expense) benefit	(101)	3	(2)	(100)
Net earnings (loss)	344	(13)	(35)	296
Less net earnings (loss) attributable to the noncontrolling interests	56	—	9	65
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	(9)	(9)
Net earnings (loss) attributable to Liberty stockholders	$288	(13)	(35)	240

(1) Includes stock-based compensation expense as follows:
Programming and content	8	—	—	8
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	8	—	—	8
Selling, general and administrative	31	3	3	37
Stock compensation expense	$49	3	3	55

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended March 31, 2021 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,058	—	—	2,058
Formula 1 revenue	—	—	180	180
Other revenue	—	16	—	16
Total revenue	2,058	16	180	2,254
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	640	—	—	640
Programming and content(1)	130	—	—	130
Customer service and billing(1)	117	—	—	117
Other(1)	52	—	—	52
Cost of Formula 1 revenue	—	—	84	84
Subscriber acquisition costs	86	—	—	86
Other operating expenses(1)	64	20	—	84
Selling, general and administrative(1)	346	21	43	410
Impairment, restructuring and acquisition costs, net of recoveries	245	—	—	245
Depreciation and amortization	149	15	100	264
	1,829	56	227	2,112
Operating income (loss)	229	(40)	(47)	142
Other income (expense):
Interest expense	(120)	(6)	(32)	(158)
Share of earnings (losses) of affiliates, net	(113)	3	15	(95)
Realized and unrealized gains (losses) on financial instruments, net	(86)	2	35	(49)
Unrealized gains (losses) on intergroup interests	10	(28)	18	—
Other, net	11	(1)	5	15
	(298)	(30)	41	(287)
Earnings (loss) from continuing operations before income taxes	(69)	(70)	(6)	(145)
Income tax (expense) benefit	107	11	13	131
Net earnings (loss)	38	(59)	7	(14)
Less net earnings (loss) attributable to the noncontrolling interests	49	—	—	49
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	53	53
Net earnings (loss) attributable to Liberty stockholders	$(11)	(59)	(46)	(116)

(1) Includes stock-based compensation expense as follows:
Programming and content	8	—	—	8
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	10	—	—	10
Selling, general and administrative	34	3	6	43
Stock compensation expense	$54	3	6	63

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2022 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$344	(13)	(35)	296
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	152	18	90	260
Stock-based compensation	49	3	3	55
Share of (earnings) loss of affiliates, net	18	(4)	—	14
Unrealized (gains) losses on intergroup interests, net	(20)	(1)	21	—
Realized and unrealized (gains) losses on financial instruments, net	(61)	(5)	7	(59)
Deferred income tax expense (benefit)	39	(10)	26	55
Intergroup tax allocation	42	7	(49)	—
Other charges (credits), net	(11)	(20)	(2)	(33)
Changes in operating assets and liabilities
Current and other assets	21	23	(158)	(114)
Payables and other liabilities	(238)	83	232	77
Net cash provided (used) by operating activities	335	81	135	551
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(1)	(5)	(3)	(9)
Cash proceeds from dispositions	50	47	—	97
Capital expended for property and equipment, including internal-use software and website development	(97)	(4)	(10)	(111)
Other investing activities, net	(42)	—	76	34
Net cash provided (used) by investing activities	(90)	38	63	11
Cash flows from financing activities:
Borrowings of debt	1,740	15	—	1,755
Repayments of debt	(1,204)	(37)	(1)	(1,242)
Liberty stock repurchases	(202)	—	(37)	(239)
Subsidiary shares repurchased by subsidiary	(206)	—	—	(206)
Cash dividends paid by subsidiary	(201)	—	—	(201)
Taxes paid in lieu of shares issued for stock-based compensation	(61)	—	26	(35)
Other financing activities, net	1	(4)	7	4
Net cash provided (used) by financing activities	(133)	(26)	(5)	(164)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(2)	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	112	93	191	396
Cash, cash equivalents and restricted cash at beginning of period	606	244	2,074	2,924
Cash, cash equivalents and restricted cash at end of period	$718	337	2,265	3,320

Cash and cash equivalents	$710	311	2,265	3,286
Restricted cash included in other current assets	—	12	—	12
Restricted cash included in other assets	8	14	—	22
Total cash and cash equivalents and restricted cash at end of period	$718	337	2,265	3,320

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2021 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$38	(59)	7	(14)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	149	15	100	264
Stock-based compensation	54	3	6	63
Non-cash impairment and restructuring costs	245	—	—	245
Share of (earnings) loss of affiliates, net	113	(3)	(15)	95
Unrealized (gains) losses on intergroup interests, net	(10)	28	(18)	—
Realized and unrealized (gains) losses on financial instruments, net	86	(2)	(35)	49
Deferred income tax expense (benefit)	(121)	(7)	(15)	(143)
Intergroup tax allocation	1	(3)	2	—
Other charges (credits), net	(3)	—	2	(1)
Changes in operating assets and liabilities
Current and other assets	58	36	(102)	(8)
Payables and other liabilities	(339)	34	252	(53)
Net cash provided (used) by operating activities	271	42	184	497
Cash flows from investing activities:
Investments in equity affiliates and debt and equity securities	(5)	—	(53)	(58)
Investment of subsidiary initial public offering proceeds into trust account	—	—	(575)	(575)
Capital expended for property and equipment, including internal-use software and website development	(78)	(10)	(3)	(91)
Other investing activities, net	8	—	—	8
Net cash provided (used) by investing activities	(75)	(10)	(631)	(716)
Cash flows from financing activities:
Borrowings of debt	1,083	8	(1)	1,090
Repayments of debt	(585)	(6)	(2)	(593)
Liberty stock repurchases	(107)	—	—	(107)
Subsidiary shares repurchased by subsidiary	(522)	—	—	(522)
Cash dividends paid by subsidiary	(14)	—	—	(14)
Taxes paid in lieu of shares issued for stock-based compensation	(21)	—	(1)	(22)
Proceeds from initial public offering of subsidiary	—	—	575	575
Other financing activities, net	—	(1)	(23)	(24)
Net cash provided (used) by financing activities	(166)	1	548	383
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	(2)	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	30	33	99	162
Cash, cash equivalents and restricted cash at beginning of period	1,008	185	1,684	2,877
Cash, cash equivalents and restricted cash at end of period	$1,038	218	1,783	3,039

Cash and cash equivalents	$1,030	181	1,783	2,994
Restricted cash included in other current assets	—	19	—	19
Restricted cash included in other assets	8	18	—	26
Total cash and cash equivalents and restricted cash at end of period	$1,038	218	1,783	3,039

NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DISCLOSURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended March 31, 2021 and March 31, 2022, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q21	1Q22
Liberty SiriusXM Group
Operating Income	$229	$484
Depreciation and amortization	149	152
Stock compensation expense	54	49
Impairment, restructuring and acquisition costs, net of recoveries (a)	245	—
Adjusted OIBDA	$677	$685

Formula One Group
Operating Income (Loss)	$(47)	$19
Depreciation and amortization	100	90
Stock compensation expense	6	3
Adjusted OIBDA	$59	$112

Braves Group
Operating Income (Loss)	$(40)	$(40)
Depreciation and amortization	15	18
Stock compensation expense	3	3
Adjusted OIBDA	$(22)	$(19)

Liberty Media Corporation (Consolidated)
Operating Income	$142	$463
Depreciation and amortization	264	260
Stock compensation expense	63	55
Impairment, restructuring and acquisition costs, net of recoveries (a)	245	—
Adjusted OIBDA	$714	$778

(a)	Includes a $220 million impairment to the carrying value of SiriusXM’s SXM-7 satellite after it experienced failures of certain payload units during in-orbit testing, and restructuring costs of $25 million resulting from the termination of SiriusXM’s leased office space during the three months ended March 31, 2021. These charges have been excluded from adjusted OIBDA.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) loss on extinguishment of debt, (ii) share-based payment expense, (iii) impairment, restructuring and acquisition costs, (iv) legal settlements/reserves and (v) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting. SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing SiriusXM’s operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use adjusted EBITDA to estimate current enterprise value and to make investment decisions. As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business. SiriusXM also believes the exclusion of the legal settlements and reserves, impairment, restructuring and acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of its normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense.  SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	March 31,
	2021	2022
($ in millions)
Net income:	$219	$309
Add back items excluded from Adjusted EBITDA:
Impairment, restructuring and acquisition costs(a)	245	—
Share-based payment expense	51	45
Depreciation and amortization	132	135
Interest expense	100	103
Other expense (income)	(3)	(2)
Income tax (benefit) expense	(62)	100
Adjusted EBITDA	$682	$690

(a)	Includes a $220 million impairment to the carrying value of SiriusXM’s SXM-7 satellite after it experienced failures of certain payload units during in-orbit testing, and restructuring costs of $25 million resulting from the termination of SiriusXM’s leased office space during the three months ended March 31, 2021. These charges have been excluded from adjusted OIBDA.